UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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AQUA METALS, INC.
(Name of Registrant as Specified in Its Charter)

PHILOTIMO FUND, LP KANEN WEALTH MANAGEMENT, LLC DAVID L. KANEN ANTHONY AMBROSE ALAN B. HOWE PADNOS JEFFREY S. PADNOS S. SHARIQ YOSUFZAI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Kanen Wealth Management, LLC, together with the other participants named herein (collectively, “Kanen”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) of Aqua Metals, Inc., a Delaware corporation.

On April 3, 2018, Kanen issued the following press release:

KANEN ANNOUNCES Addition of Former Chevron Executive S. Shariq Yosufzai to ITS Slate of Highly Qualified Director Nominees FOR AQUA METALS’ 2018 Annual meeting

Believes Yosufzai Is Uniquely Qualified to Serve As Board Chairman Given His Relevant Industry Experience and Proven Track Record of Leadership and Business Growth

Comments on Aqua Metals’ Recently Announced Plans for a New CEO Search and Board Refreshment

Cautions the Board Against Proceeding with a CEO Replacement or any Material Transactions Until After Shareholders Have Had the Opportunity to Elect a New Board at the Upcoming Annual Meeting

NEW YORK, NY – April 3, 2018 /PRNewswire/ -- Kanen Wealth Management, LLC (together with its affiliates, “Kanen”), a stockholder of Aqua Metals, Inc. (“Aqua Metals” or the “Company”) (NASDAQ: AQMS), with an ownership interest of approximately 7.9% of the Company’s outstanding shares, announced today that it has added former Chevron executive and proven business leader S. Shariq Yosufzai to its slate of director nominees for election at Aqua Metals’ upcoming 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). Mr. Yosufzai joins Anthony Ambrose, Alan Howe, David Kanen and Jeffrey Padnos as one of Kanen’s five highly-qualified director candidates for election at the 2018 Annual Meeting. Kanen also issued a statement today in response to the announcement by Aqua Metals on March 27th that its President, CEO and Chairman, Dr. Stephen Clarke, would be stepping down and that the Company is conducting a search for a new CEO and up to two new directors to replace Dr. Clarke and Mr. Selwyn Mould.

David Kanen, the managing member of Kanen Wealth Management, stated, “We are incredibly excited by Shariq’s decision to join our slate of director nominees for the Aqua Metals Board. He is a recognized corporate leader, having spent more than 40 years at Chevron Corporation in various leadership roles, and possesses the qualities and skill sets that we believe would serve shareholders well in a senior leadership position on the Aqua Metals Board. He brings with him a compelling mix of business acumen, leadership and marketing experience. We are also impressed by Shariq’s focus on corporate diversity, an increasingly important subject area that we believe the current Board has largely ignored at Aqua Metals. Shariq has been recognized as among the ‘Top Executives in Corporate Diversity’ by Black Enterprise Magazine, and one of the ‘Top 25 Champions of Diversity in STEM’ by Diversity Global Magazine. He was selected one of 2015's ‘Top 50 Diversity Professionals in Industry’ worldwide by The Economist's Global Diversity List.”

Mr. Kanen continued, “We are greatly looking forward to offering shareholders an alternative to the troubling status quo at the upcoming 2018 Annual Meeting. Our slate of five uniquely qualified director candidates are excited and well-suited for this opportunity and are committed to serving the best interests of all Aqua Metals shareholders if elected as Board members. We believe shareholders share our extreme disappointment in the precipitous decline in shareholder value that has occurred under the current Board’s watch. The Company’s stock price has fallen by more than 85% in the past year alone. We have lost confidence in the ability of the current Board to turn things around. We now find ourselves at a critical juncture where the CEO and Chairman is stepping down, and the Board will be making key decisions that shape the future of our Company and investment. These key decisions should be overseen by a reconstituted Board – not the very directors who we believe are most responsible for the predicament in which we find ourselves at Aqua Metals. We therefore urge the current Board to either voluntarily work with us to reconstitute the Board ahead of the 2018 Annual Meeting or, alternatively, to hold off on any material decisions, including the appointment of a new CEO or any material contracts or transactions, until after the 2018 Annual Meeting where shareholders will vote on two opposing slates of directors and the direction that they prefer for their Company. We are open to working with the current Board to see these changes through, and would be willing to include one or more of the current independent directors as part of a reconstituted Board for continuity.”

Biography of S. Shariq Yosufzai

S. Shariq Yosufzai, age 65, was most recently the Vice President, Global Diversity for the Chevron Corporation (“Chevron”)(NYSE: CVX), a multinational energy corporation, from 2013 to March 2018. He held a number of positions at Chevron and its various affiliates, including Vice President (from 2010 to 2013); President of Chevron Global Marketing, a business unit within Chevron (from 2004 to 2010); Co-President of Chevron Products Company, North America, Chevron’s North America Refining & Marketing operations (from 2003 to 2004); and President of Chevron Texaco Global Lubricants (from 2001 to 2003). Prior to that, he worked at Caltex Corporation, a joint venture between Chevron and Texaco, Inc., as the Corporate Vice President, Caltex Corporation & President, Caltex Lubricants & New Business Development (from 2000 to 2001) and held a number of other senior level management positions at Caltex Corporation from 1998 to 2000. From 1991 to 1998, he worked at Texaco Inc., a subsidiary of Chevron, and served as the President of Texaco Lubricants Company from 1994 to 1998. As part of a joint enterprise between Texaco, Inc. and Saudi Aramco, Mr. Yosufzai was employed at Star Enterprise from 1988 to 1991 where he held a number of positions and prior to that began his career at Texaco, Inc., from 1975 to 1983. His past board memberships include Chairman of the Board of Directors of Caltex Lubricants Lanka Ltd.; Member of the Board of Directors of Caltex Australia Limited; and Member of the Management Committee of Star Enterprise. Mr. Yosufzai currently serves as Chair of the AIChE Foundation (The American Institute of Chemical Engineers) since November 2017, Chair of the Board of Directors of the California Chamber of Commerce and is an Executive Committee Member of the San Francisco Opera’s Board of Directors. He previously served as Chair of the Board of the Association of Former Students of Texas A&M. Mr. Yosufzai also serves as Executive Sponsor of Chevron’s University Partnership Program for the University of California, Berkeley, and Texas A&M University, and on the Advisory Board of Texas A&M’s Dwight Look College of Engineering and on the Chancellor’s Century Council of the Texas A&M University System. Named a Distinguished Graduate of the Chemical Engineering Department of Texas A&M University in 1998, in 1999 he became the first person to be honored by the school as both an Outstanding International Alumnus and a Distinguished Alumnus. In 2011, he served as Chair of the Board of the California Chamber of Commerce and was named an Outstanding Alumnus of the Dwight Look College of Engineering at Texas A&M. He attended Extensive Education schools at both Columbia University, Graduate School of Business at Arden House and McIntire School of Commerce, University of Virginia and received his B.S. in Chemical Engineering from Texas A&M University. The Nominating Stockholder believes that Mr. Yosufzai’s extensive managerial, operational and financial experience makes him a well-qualified addition to the Board.

About Kanen Wealth Management, LLC

Kanen Wealth Management, LLC is a Florida-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Kanen invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all stockholders.

Investor contacts:

David L. Kanen, (631) 863-3100

www.kanenadvisory.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kanen Wealth Management, LLC, together with the other participants named herein (collectively, "Kanen"), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the "SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of Aqua Metals, Inc., a public company formed under the laws of Delaware (the "Company").

KANEN STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Philotimo Fund, LP ("Philotimo"), Kanen Wealth Management, LLC, David, L. Kanen, Anthony Ambrose, Alan B. Howe, PADNOS, Jeffrey S. Padnos and S. Shariq Yosufzai.

As of the date hereof, Mr. Kanen beneficially owns 2,276,548 shares of Common Stock of the Company. Mr. Kanen directly beneficially owns 116,082 shares of Common Stock of the Company. Philotimo beneficially owns 300,000 shares of Common Stock of the Company. Kanen Wealth Management, LLC beneficially owns 1,860,466 shares of Common Stock of the Company. Kanen Wealth Management, LLC as the general partner of Philotimo, may be deemed the beneficial owner of the 300,000 shares of Common Stock owned by Philotimo. Mr. Kanen, as the managing member of Kanen Wealth Management, LLC may be deemed the beneficial owner of the 1,860,466 shares of Common Stock owned by Kanen Wealth Management, LLC and the 300,000 shares of Common Stock owned by Philotimo. As of the date hereof, Mr. Padnos beneficially owns 318,000 shares of Common Stock of the Company. Mr. Padnos directly beneficially owns 118,000 shares of Common Stock of the Company. PADNOS beneficially owns 205,200 shares of Common Stock of the Company. Mr. Padnos, as the Chairman of PADNOS, may be deemed the beneficial owner of the 205,200 shares of Common Stock of the Company owned by PADNOS.

As of the date hereof, Messrs. Ambrose, Howe and Yosufzai do not directly or beneficially own any securities of the Company.